Exhibit 99.1

News Release

Contact:    Mike McCoy

(404) 588-7230

For Immediate Release

September 9, 2010

SunTrust Announces Patricia Frist to Retire from Board of Directors

ATLANTA – SunTrust Banks, Inc. (NYSE: STI) announced today that Patricia C. Frist has decided to retire from the company’s Board of Directors effective September 9, 2010.

A partner in Frist Capital Partners in Nashville, Tenn., Mrs. Frist intends to spend more time focused on civic commitments and on her family’s philanthropic efforts as a board member of the Frist Foundation and as president of the Patricia C. Frist and Thomas F. Frist, Jr. Jt. Foundation. The Frist Foundation invests its resources in non-profit organizations in Nashville, Tenn., to strengthen their ability to provide services and improve the overall quality of life in the area.

“Patricia Frist has served the clients, shareholders and employees of SunTrust with distinction,” said James M. Wells III, SunTrust Chairman and CEO. “We have benefited from her knowledgeable counsel, thoughtful perspective and unflagging sense of community, particularly during the challenging economic times of the past several years.”

In a letter to Mr. Wells and the SunTrust Board of Directors, Mrs. Frist said:

“The slowly but steadily improving economic outlook and the associated earnings recovery of the bank provide me confidence that now is an appropriate time to leave the board. I was honored to be associated with such an outstanding organization and so many dedicated and talented executives. I wish the best for the bank and for you individually.”

A director since 2000, Mrs. Frist served on the Audit, Risk, Compensation and Governance & Nominating Committees. The Governance & Nominating Committee periodically reviews the composition of the Board of Directors, and it will do so in advance of the company’s annual shareholding meeting in the spring of 2011.

(more)

SunTrust Banks, Inc., headquartered in Atlanta, is one of the nation’s largest banking organizations, serving a broad range of consumer, commercial, corporate and institutional clients. As of June 30, 2010, SunTrust had total assets of $170.7 billion and total deposits of $118.7 billion. The Company operates an extensive branch and ATM network throughout the high-growth Southeast and Mid-Atlantic states and a full array of technology-based, 24-hour delivery channels. The Company also serves clients in selected markets nationally. Its primary businesses include deposit, credit, trust and investment services. Through various subsidiaries the Company provides mortgage banking, insurance, brokerage, investment management, equipment leasing and investment banking services. SunTrust’s Internet address is suntrust.com

###